Exhibit 2.1

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of November 12, 2003 by and between Nutri Pharmaceuticals Research, Inc., Nevada corporation, (herein "Divestor") and Al’s Plant Care, Inc. a Nevada corporation (herein, “Acquirer”).

RECITALS

A.  Divestor owns certain technology, intellectual property rights, and assets  (collectively, “NPRI”).  (See attached Exhibit “A”).

B.  Divestor desires to divest to Acquirer Al’s Plant Care, Inc., and Acquirer desires to acquire NPRI, on the terms and conditions set forth in this Agreement.

C. Acquirer is a development stage company that has a certain shareholder base and is publicly traded on the “Pink Sheets”.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and subject to the conditions hereinafter set forth, Divestor and Acquirer hereby agree as follows:

I.

Defined Terms

For purposes of this Agreement, the following capitalized terms will have the meanings set forth below, unless the context clearly indicates otherwise.

1.1 “Asset” means NPRI attached as Exhibit “A”.

1.2 "Agreement" means this Asset Acquisition Agreement.

1.3 "Divestor" is defined in the first paragraph of this Agreement.

1.4 "Acquirer" is defined in the first paragraph of this Agreement.

1.5 " Technology and Intellectual Property Rights" means those certain processes, and assets, and both tangible and intangible, as more particularly described on Exhibit “A” attached hereto, including all renewals, extensions and modifications thereof.

1.6 "Closing" means the closing of the Acquisition and transfer of the Assets in accordance with this Agreement.

1.7 "Closing Date" means the date specified in Section 3.1 on which the Closing will take place.

1.8   "Liabilities of the Business" means all liabilities and obligations that arise from or are related to the Asset (whether liquidated or unliquidated, absolute or contingent, known or unknown, due or to become due, and whether arising before or after the Closing Date).

1.10 "Most Recent Financial Statements" means the balance sheet and statements of the Acquirer.

1.11 “Permitted Exceptions” means the title to Assets will be free and clear of all liens, charges, claims and encumbrances, subject only to the Permitted Exceptions disclosed in Exhibit “B”.

1.12  "Acquisition Price" means the price specified in Section 2.2 hereof to be paid by Acquirer to Divestor at Closing.

1.13 "Acquired Asset" means the entirety of Exhibit “A”.

II.

Acquisition and Transfer of Asset

2.1  Transfer. On the Closing Date, Divestor will Divest, convey, assign, transfer and deliver to Acquirer, and Acquirer will acquire from Divestor, all of Divestor's right, title and interest in and to NPRI.

2.2 Acquisition Price and Method of Payment.

(a) Acquisition Consideration. At Closing, Acquirer will transfer to Divestor as full consideration for the Asset, a sum of the Acquirer’s common stock per the specifications detailed in Exhibit “B”.

(b) Method of Payment. On the Closing Date, Acquirer will deliver to Divestor share certificates per the, as yet to be received, issuance instructions of the Divestor, representing the share specifications detailed in Exhibit “B”.

2.4 Delivery of the Asset.   Acquirer shall take delivery of the Asset at Closing.

III.

Closing

3.1 Closing. The Closing of the Transaction contemplated by this Agreement (the "Closing") will take place on November 12, 2003(the "Closing Date") at the corporate offices of the Acquirer or at such other time or place as will be agreed by the parties in writing; provided, however, that all conditions to the Closing herein set forth will have been satisfied.

3.2 Transfer Taxes, Etc. To the extent applicable, any taxes due as a result of the Acquisition of this Asset contemplated hereby will be paid entirely by Divestor at the time of Closing, and Divestor will indemnify and hold Acquirer harmless therefrom.

3.3 Costs and Expenses. Except as otherwise provided in Sections 3.2, each party will separately bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that if any party will commence legal action to specifically enforce or otherwise seek redress under, or for breach of, this Agreement, the prevailing party in such action will be entitled to recover its costs and reasonable attorneys' fees incurred to prosecute or defend the action, including costs and fees incurred in any appellate proceeding.

3.4 Performance by Divestor at Closing. At Closing, Divestor will deliver to Acquirer the following:

(a) The divestiture of NPRI and all other appropriate documents and instruments in customary form and substance sufficient to transfer to Acquirer all of Divestor's right, title and interest in and to all tangible and intangible assets that are a part of the Asset, free and clear of any mortgages, liens, pledges, privileges, charges, claims and encumbrances any kind whatsoever, except for any mortgages, liens, pledges, privileges, charges, claims and encumbrances described in any of the schedules attached hereto or permitted by this Agreement.

(b) An original signed copy of a resolution of Divestor's board of directors authorizing the execution of this Agreement and the transactions contemplated hereby.

(c) A certificate of Divestor to the effect that all warranties and representations of Divestor herein are true and correct as of the Closing Date.

(d) All other instruments and documents that Acquirer or its counsel, in the reasonable exercise of their discretion, will deem to be necessary to fulfill any obligation required to be fulfilled by Divestor on the Closing Date, and to evidence satisfaction of any conditions to Closing referred to in Section 7.2 hereof.

(e)  Funds necessary to pay all taxes due, if any, by Divestor as set forth in paragraph 3.3.

3.5 Performance by Acquirer at Closing. At Closing, Acquirer will deliver to Divestor the following:

(a) Share certificates as per the, as yet to be received, issuance instructions of the Divestor, representing the common shares consistent with the Acquisition Price.

(b) A certificate of Acquirer to the effect that all warranties, audits, and representations of Acquirer herein are true, current, and correct as of the Closing Date.

(c) All other instruments and documents that Divestor or its counsel, in the reasonable exercise of their discretion, will deem to be necessary to fulfill any obligation required to be fulfilled by Acquirer on the Closing Date, and to evidence satisfaction of any conditions to Closing referred to herein.

3.6 Approval of Documents. Unless otherwise provided herein, all instruments and documents delivered pursuant to this Agreement will be dated as of the Closing Date, and will be satisfactory to the parties and to their respective counsel as to form and content.

3.7 Notice. Immediately following the Closing, the parties will give notice of the transfer of NPRI, as may be required by contract or law.

IV.

Representations and Warranties of Divestor

Divestor represents and warrants to Acquirer that the following statements are true and correct on the date hereof, and will be true and correct on the Closing Date as though made on such date:

4.1 Organization, Corporate Power and Authority. Divestor is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

4.2 Authorization, Binding Effect and No Conflicts. The execution, delivery and performance by Divestor of this Agreement and the consummation by Divestor of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Divestor. This Agreement has been duly and validly executed and delivered by Divestor and constitutes the valid and binding obligation of Divestor, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) general principles of equity. To the best knowledge of the Divestor, the execution, delivery and performance by Divestor of this Agreement and the consummation by Divestor of the transactions contemplated hereby will not violate any provision of law, rule or regulation to which Divestor is subject, violate any order, judgment or decree applicable to Divestor, or conflict with, or result in a breach or default under, any term or condition of the Articles of Incorporation or the Bylaws of Divestor, or any agreement or other instrument to which Divestor is a party or by which Divestor may be bound; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

4.3 Consents and Approvals. Neither the execution of this Agreement nor the consummation of such requires the approval or consent of any governmental authority having jurisdiction over the business of Divestor.

4.4 Business Agreements. The Business Agreements relating to NPRI and, or the underlying agreements and/or memoranda are listed on Exhibit A hereto and constitute valid and binding obligations of Divestor. These agreements are in full force and effect as of the date of this Agreement and will, as of the Closing Date constitute valid and binding obligations of Divestor and be in full force and effect.

4.5 Intellectual Property Rights.  The Divestor owns or has the exclusive right pursuant to NPRI or permission, to the extent applicable, to use all Intellectual Property Rights necessary for utilizing the assets associated with NPRI. The Divestor has taken all reasonable action to protect such assets. To Divestor's best knowledge, the Divestor is not infringing upon, misappropriating, violating or otherwise acting adversely to the right of any other person under, or in respect to, licenses or similar intangible rights, and the Divestor has not received any charge, complaint, claim or notice of such an infringement, misappropriation, violation or adverse act. To the best knowledge of the Divestor and the directors and officers of Divestor, no third party has infringed upon, misappropriated, violated or otherwise acted adversely to the Asset Property Rights

4.6  Litigation. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of Divestor, threatened against the Divestor that would affect Divestor's title or interest in the Asset. The Divestor has received no notice, and has no knowledge, that it is in default of any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality with respect to the ownership of the Asset. To the best knowledge of the Divestor, it has complied in all material respects with all laws, regulations, franchises, licenses and orders applicable to the Asset.

4.7    No Broker.  Divestor has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee, with respect to the transaction contemplated by this Agreement.

4.8   Disclosure. To the best knowledge of Divestor, neither this Agreement nor any of the Schedules or Exhibits annexed hereto contains any untrue statement of any material fact, or omits to state any material fact required to be stated in order to make the statements contained herein or therein not misleading. To the best knowledge of Divestor, there is no fact, which has not been disclosed in writing to Acquirer prior to the date hereof that materially adversely affects the Asset.

4.9  Compliance With Laws. To Divestor's best knowledge, Divestor is in compliance with all laws, rules, regulations and orders applicable to NPRI (including, without limitation, those relating to environmental protection and occupational safety and health, except where the failure to comply therewith does not have a material adverse effect on the financial condition of the Asset.

4.10 Business Records.   Divestor agrees and acknowledges that it and, or its appointed representatives have satisfactorily examined all relevant business and financial records which include, the most recent financial statements of Acquirer prior to the closing date.

V.

Representations and Warranties of Acquirer

Acquirer represents and warrants to Divestor that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date as though made on such date:

5.1 Organization, Corporate Power and Authority. Acquirer is a corporation organized and validly existing under the laws of Nevada.

5.2 Authorization, Binding Effect and No Conflicts. The execution, delivery and performance by Acquirer of this Agreement and the consummation by Acquirer of the transactions contemplated thereby have been duly authorized by all partners on the part of Acquirer. This Agreement has been duly and validly executed and delivered by Acquirer and constitutes the valid and binding obligation of Acquirer, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) general principles of equity. The execution, delivery and performance by Acquirer of this Agreement and the consummation by Acquirer of the transactions contemplated hereby will not (x) violate any provision of law, rule or regulation to which Acquirer is subject, (y) violate any order, judgment or decree applicable to Acquirer, or (z) conflict with, or result in a breach or default under, any term or condition of the Acquirer's Articles of Incorporation or the By-Laws, or any agreement or other instrument to which Acquirer is a party or by which Acquirer may be bound; except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

5.3 Consents and Approvals. Neither the execution of this Agreement nor the consummation of such requires the approval or consent of any governmental authority having jurisdiction over the business of Acquirer nor of any party to any agreement with Acquirer.

5.4 Availability of Shares.  Acquirer has available and will have available on the Closing Date sufficient common shares for the total Acquisition Price.

5.5 No Broker. Acquirer has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee, with respect to the transaction contemplated by this Agreement.

VI.

Covenants of Divestor

6.1 Further Assurances. At any time or from time to time after the Closing Date, Divestor and, or Acquirer will, at the request of Acquirer or Divestor and at the requesting party's expense, execute and deliver any further instruments or documents and take all such further actions as Acquirer or Divestor may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

VII.

Indemnification: Risk of Loss

7.1 Asset to Be Conveyed Free of Liabilities or Encumbrances. Except for performance of the Business Agreements expressly assumed by Acquirer hereunder, if any, Acquirer assumes no liabilities or obligations of Divestor of any kind whatsoever, whether fixed or contingent and whether known or unknown, in connection with the Asset. At Closing, Divestor will convey to Acquirer title to all of the Asset free and clear of all liens, charges, claims and encumbrances, subject only to the Permitted Exceptions; and Divestor will, in accordance with Section 7.2 hereof, indemnity and hold Acquirer harmless from any and all such liabilities, liens, charges, claims and encumbrances to which the Asset are, or may become subject.

7.2 Indemnification of Acquirer.

(a) Divestor agrees to indemnify and hold Acquirer, its successors and assigns, harmless from and against:

(1) Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the ownership of the Asset by Divestor prior to the Closing.

(2) Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or non-fulfillment of any agreement on the part of Divestor under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Acquirer pursuant to this Agreement or in connection with the transaction contemplated hereby.

(3) Any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees incurred by Acquirer as a result of Divestor's failure or refusal to compromise or defend any claim incident to the foregoing provisions.

(b) If any proper claim or liability will be asserted against Acquirer which would give rise to a claim by Acquirer against Divestor for indemnification under the provisions of this section, Acquirer will promptly notify Divestor in writing of the same, and Divestor will, at its own expense, compromise or defend any such claim; provided, however, that Acquirer may, at its own cost and expense, join and cooperate with Divestor in defending or compromising such claim.

7.3 Indemnification of Divestor.

(a) Acquirer hereby agrees to indemnity and hold Divestor and its successors and assigns harmless from and against:

(1) Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising from or related to the ownership of the Assets by Acquirer subsequent to the Closing. Such claims, liabilities, and obligations include, but are not limited to, any and all claims, liabilities and obligations arising or required to be performed subsequent to Closing under any Business Agreement assumed by Acquirer pursuant to this Agreement.

(2) Any and all damage or deficiency resulting from any misrepresentations, breach of warranty, nonfulfillment of any agreement or obligation assumed or required to be assumed by Acquirer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Divestor pursuant to this Agreement, or in connection with any of the transactions contemplated hereby.

(3) Any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses incident to any of the foregoing provisions, including reasonable attorneys' fees incurred by Divestor as the result of Acquirer's failure or refusal to defend or compromise any claim.

(b) If any claim or liability will be asserted against Divestor which would give rise to a claim by Divestor against Acquirer for indemnification under the provisions of this section, Divestor will promptly notify Acquirer of the same and Acquirer will, at its own expense, compromise or defend any such claim; provided that Divestor may, at its own cost and expense, join and cooperate with Acquirer in the defense or compromise of such claim.

VIII.

Miscellaneous

8.1 Exhibits. Exhibits attached to this Agreement will be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

8.2 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

8.3 Survival of Representations and Warranties. All of Divestor's and Acquirer's representations and warranties contained herein will survive the Closing for a period of one year from the Closing Date, after which they will be null and void.

8.4 Amendment. This Agreement may be amended at any time prior to Closing by written instrument executed by the parties hereto.

8.5  Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein.

8.6  Waiver. Any default, misrepresentation or breach of any covenant or warranty by a party in connection with this Agreement may be waived in writing by the other party. No such waiver will be deemed to extend to any prior or subsequent default, misrepresentation or breach of any covenant or warranty, or affect any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of any covenant or warranty.

8.7    Governing Law. This Agreement will be construed in accordance with, and governed by, the law of the state of Nevada applicable to agreements made and to be performed wholly within this jurisdiction.  Venue will be Clark County.

8.8   Legal Fees.  If any legal action or other proceeding is brought for the enforcement of any covenant, representation, warranty, or otherwise, under the terms of this agreement, the successful or prevailing party will be entitled to recover reasonable legal fees and costs from the losing party, in addition to any other relief to which they may be entitled.

8.9  Divestor’s Disclaimer.   Divestor makes no warranty, express or implied, as to the commercial feasibility or success of operations associated with NPRI.

For and in Behalf of:

For and in Behalf of:

Al’s Plant Care , Inc.

Nutri Pharmaceuticals Research, Inc.

 /s/ Allen L. Jackson

/s/ Godfrey Yew_______________

Exhibit “A”

Nutri Pharmaceuticals, Inc. (NPRI)

Exhibit B

Consideration

Total Al’s Plant Care, Inc. common shares required for completion of the contemplated merger and related transactions.

Ten Million, thirteen thousand, seven hundred fifty (10,013,750)

And

Transfer of all remaining “treasury” common and preferred to NPRI.